Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of September 2, 2003 (the “Agreement”) among Atlantic Express Transportation Group Inc., a New York corporation (“Group”), Atlantic Express Transportation Corp., a New York corporation (the “Company”), and Neil J. Abitabilo (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Director of Finance and in such other capacities as the Company and the Executive may agree from time to time.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree as follows:

1.                                       EMPLOYMENT AND DUTIES

1.1.                              General. The Company hereby employs the Executive, and the Executive agrees to serve, as Director of Finance of the Company, upon the terms and conditions herein contained during the Employment Term, and in such capacity the Executive agrees to serve the Company faithfully and to the best of his ability.  During the Employment Term, the Executive also agrees to serve, if requested by the Company, at no compensation in addition to that provided for in this Agreement, in the position of Director of Finance of Group and as an officer of the Company or Group and of any subsidiary of Group or the Company.

1.2.                              Exclusive Services. For so long as the Executive is employed by the Company, he shall devote his full-time working hours to his duties hereunder. The Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation or otherwise engage in activities which would interfere with his faithful performance of his duties hereunder.  Notwithstanding the foregoing, the Executive may serve as a member of board of directors of and may provide consultation services for third parties, provided, that such services shall not interfere with the performance of Executive’s duties hereunder and further, provided, that such third parties do not engage in any business in competition with any business conducted by Group, the Company or their respective subsidiaries.

1.3.                              Term of Employment. The Executive’s employment under this Agreement shall commence as of the date hereof (the “Effective Date”) and shall continue at the will of the Company.  The Company shall have the right to terminate the employment of the Executive at any time with or without cause or reason.  Such period of Executive’s employment under this Agreement shall be referred to herein as the “Employment Term.”

2.                                       SALARY

2.1.                              Base Salary.   (a)        From the Effective Date, the Executive shall be

entitled to receive a base salary (“Base Salary”) at a rate of $225,000 per annum, payable in arrears in equal installments in accordance with the Company’s payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive’s annual Base Salary.

(b)                                 Commencing January 1, 2004, the Base Salary shall be increased to $250,000 per annum.

(c)                                  Commencing May 1, 2004, the Base Salary shall be increased to $275,000 per annum.

(d)                                 Commencing  September 1, 2004, the Base Salary shall be increased  to $300,000 per annum.

(e)                                  Notwithstanding anything set forth in this Section 2.1 which may be to the contrary, in the event that prior to September 1, 2004, the Executive shall be appointed as Chief Financial Officer of the Company or Group, the Base Salary shall be increased as of the date of such appointment to $300,000 per annum, and in such event Subsections (b), (c) or (d) as the case may be shall be of no further force or effect.

(f)                                    Commencing November 1, 2005 and each anniversary date thereof during the Employment Term, the Base Salary shall be increased by a percentage which shall equal the percentage increase in the consumer price index for the New York-Northern New Jersey-Long Island, NY-NJ-CT metropolitan area, as reported by the United States Department of Labor, for the immediately preceding 12-month period, provided, such annual increase pursuant to this subparagraph (f) shall not be less than 3% and not greater than 5%.

2.2                                 Deferred Compensation Plan.   The Executive shall be entitled to participate in the Company’s senior executive deferred compensation plan whereby the Executive will receive deferred compensation after the end of each calendar year of the Company, providing the Executive remains an employee of the Company through the end of such calendar year, in an amount equal to five (5%) percent of the Base Salary paid to the Executive during the prior calendar year.

2.3                                 Bonus.   The Executive shall be entitled participate in a senior bonus pool established for senior executives of the Company, other than the Chief Executive Officer of the Company, the amount of which participation shall be determined and shall be subject to the sole and exclusive determination of the Company.

3.                                       EMPLOYEE BENEFITS

3.1.                              General Benefits. The Executive shall receive the following benefits during the Employment Term:

(a)  the Executive, his spouse and minor children will be eligible to participate in benefit and health insurance programs of the Company consistent with those benefit programs provided from time to time to other senior executives of the Company;

(b)   an automobile allowance of $500 per month commencing September 1, 2003, which allowance shall be increased to $750 per month commencing February 1, 2004 and thereafter increased to $1,000 per month commencing February 1, 2005;

(c)   a life insurance policy for term life insurance in the amount of $100,000 provided in accordance with the Company’s benefit plan for its senior executives and any disability insurance benefits which the Company may provide in any future plan adopted for its senior executives.

3.2.                              Vacation.  The Executive shall be entitled to (a) 10 days paid vacation for the fiscal year ending June 2004; (b) 15 days paid vacation for each of the fiscal years ending June 30, 2005 and June 30, 2006; and (c) thereafter 20 days paid vacation for each fiscal year thereafter in accordance with the applicable policies of the Company.

3.3.                              Reimbursement of Expenses.    The Company will reimburse the Executive for reasonable, ordinary and necessary business expenses incurred by him in the fulfillment of his duties hereunder (including but not limited to expenses relating to telephone, cellular phone, computer access during travel, facsimile, parking, hotel accommodations, meals and/or air fare) upon presentation by the Executive of an itemized account of such expenditures in accordance with the Company practices consistently applied.

4.                                       TERMINATION OF EMPLOYMENT

4.1.1.                     General. (a)  If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled only to his accrued but unpaid Base Salary through and including the date of termination (“Accrued Base Salary”);

(b)                                 If the Executive is terminated by the Company (or any successor in interest to the Company) Without Cause, the Executive shall be entitled only to (i) his Accrued Base Salary through and including the date of termination; and (ii) a severance payment (“Severance Payment”) equal to one month Base Salary, provided if such termination occurs after January 1, 2004, the Severance Payment shall equal a total of three months Base Salary, and if such termination occurs after September 1, 2004 the Severance Payment shall equal a total of six months Base Salary.  In the event of termination Without Cause prior to September 1, 2005, which termination occurs within ninety days following (i) a filing by the Company of a voluntary petition for bankruptcy protection under the United States Bankruptcy Code; or (ii) a Change of Control, the Executive shall receive an additional Severance Payment equal to three months of his Base Salary.  The term “Change of Control” shall mean (A) transfer of all or substantially all of the assets of the Company to one or more persons, other than an affiliate of the Company, the majority shareholder of Group (such majority owners to be determined as of the date immediately following the effective date of the Company’s plan of reorganization by the United States Bankruptcy Court) (the “Majority Holder”) or an affiliate of the Majority Holder; (B) the acquisition by any person or persons, other than an affiliate of the Company, the Majority Holder or an affiliate of the Majority Holder, of ownership of more than 50% of the aggregate ordinary voting power of the total capital stock of the Company, or (C) any merger, recapitalization, reorganization or other similar event having substantially the same result as described in the preceding clauses (A) or (B).

(c)                                  If the Executive resigns from his employment hereunder, or in the event of the death of the Executive or disability of the Executive which prevents him from performing the usual and customary duties of his employment hereunder for a period in excess of 45 days, the Executive (or his estate) shall be entitled only to payment of his Accrued Base Salary, if any, as of the date of such resignation, death or disability.

(d)                                 Except as otherwise provided herein, the Executive shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after any termination or resignation of employment, subject to the terms of such plans or arrangements.

4.1.2.                     Date of Termination. The date of termination shall be the date of the written notice of termination provided by the Company.  The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company, or such earlier date following such notice as the Company may designate.

4.1.3.                     Notice of Termination for Cause. Termination of the Executive’s employment by the Company for Cause shall be effected by delivery of a written notice of termination from the Company to the Executive, which notice shall specify the event or events set  forth in Section 4.2 giving rise to such termination.

4.1.4.                     Notice of Termination Without Cause. Termination of the Executive’s employment for a Termination Without Cause shall be effected by written notice of termination from the Company to the Executive, specifying a termination date.

4.2.                              Termination for Cause. Termination for “Cause” shall mean termination by the Company of the Executive’s employment because the Executive (a) admits to, has been convicted of or has entered into a plea of nolo contendere to a crime punishable by imprisonment for more than one year, (b) has materially failed to perform the normal and customary duties required of his position of employment, such as willful insubordination, habitual absence from work or habitual insobriety or drug addiction, or (c) has engaged in fraudulent or illegal conduct in connection with his employment.

4.3.                              Termination Without Cause. “Termination Without Cause” shall mean any termination by the Company of the Executive’s employment at any time during the Employment Term for any reason other than Cause, death or disability.

5.                                       Intentionally Omitted

6.                                       NONCOMPETITION/NONSOLICITATION AND CONFIDENTIALITY

6.1.                              Noncompetition/Nonsolicitation. The Executive shall not, directly or indirectly,

as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in, or acquire  an interest in any entity or enterprise which engages in, any business that is in competition with any business actively conducted by Group, the Company or any of their respective subsidiaries within (i) the counties then served by Group, the Company or their respective subsidiaries as well as adjacent counties, and (ii) any other counties in which Group, the Company or their respective subsidiaries has made a bid within 36 months prior to the Executive’s termination and any adjacent counties in which Group, the Company or their respective subsidiaries conducts business; (b) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries any person who is, or was during the then most recent 36-month period, employed by or associated with Group, the Company or any of their respective subsidiaries, or (c) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries, or otherwise interfere with the business relationship of Group, the Company or any of their respective subsidiaries with, any person or entity who is, or was within the then most recent 36-month period, a customer, client or prospect of Group, the Company or any of their respective subsidiaries. The obligations of this Section 6.1 shall apply for a period of 6 months following termination of employment; as well as during employment and shall be extended by a period of time equal to any period during which the Executive shall be in breach of such obligations.

6.2.                              Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with Group, the Company or any of their respective subsidiaries and affiliates. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company’s or Group’s management, or otherwise in the public domain, with respect to the Company’s or Group’s or any of their respective affiliates’ or subsidiaries’ products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s or Group’s products), business plans, prospects or opportunities.

6.3.                              Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of Group and the Company. All business records, papers and documents kept or made by the Executive relating to the business of Group, the Company or their respective subsidiaries shall be and remain the property of Group and the Company.

6.4.                              Injunctive Relief. Without intending to limit the remedies available to Group and the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to Group, the Company or their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Group and the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this

Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

7.                                       Intentionally Omitted

8.                                       MISCELLANEOUS

8.1.                              Notices. All notices or communications hereunder shall be in writing and shall be deemed to have been duly given when received if personally delivered; the day after it is sent, if sent for next day delivery by a recognized overnight delivery service; or upon receipt, if sent by certified or registered mail, return receipt requested, addressed as follows:

To the Company or Group, to it at:

Atlantic Express Transportation Corp.

7 North Street

Staten Island, NY 10302

Attention: Chief Executive Officer

with a copy to each of:

GSCP III Holdings (AE), LLC

c/o Greenwich Street Capital Partners, Inc.

388 Greenwich Street, 36th Floor

New York, NY 10013

Attention: Sanjay Patel

and:

Silverman Sclar Shin & Byrne P.C.

381 Park Avenue South, Suite 1601

New York, NY 10016

Attention: Peter R. Silverman

To the Executive:

Neil J. Abitabilo

36 Bradford Road

East Windsor, NJ  08520

with copy to:

Genova Burns and Vernoia

354 Eisenhower Parkway

Plaza 2

Suite 2575

Livingston, NJ  07039

Attn:  Frank Vernoia, Esq.

Any such notice or communication shall be sent certified or registered mail, return receipt requested, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

8.2.                              Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.3.                              Assignment. This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. Each of Group and the Company may assign this Agreement without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise), provided that the successor to such business and/or assets shall expressly assume and agree to perform this Agreement.

8.4.                              Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the Executive, including the Prior Agreement. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

8.5.                              Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

8.6.                              Governing Law. This Agreement shall be construed, interpreted, and  governed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

8.7.                              Survival. Article 4 (relating to early termination), Article 6 (relating to noncompetition, nonsolicitation and confidentiality) and Section 8.6 (relating to governing law) shall survive the termination hereof.

8.8.                              Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

8.9.                              Binding effect.   This Agreement shall be binding upon the parties hereto, their successors in interest, and in the case of the Executive, upon his heirs, executors or administrators.

8.10.                        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Group have caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

ATLANTIC EXPRESS
TRANSPORTATION GROUP INC.

By:	/s/ DOMENIC GATTO
Name: Domenic Gatto
Title: Chief Executive Officer

ATLANTIC EXPRESS
TRANSPORTATION CORP.

By:	/s/ DOMENIC GATTO
Name: Domenic Gatto
Title: Chief Executive Officer

EXECUTIVE:

/s/ NEIL J. ABITABILO
Neil J. Abitabilo